Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2008, with respect to the financial statement of Atlas Resources Public #18-2008(A) L.P. as of April 30, 2008, and our report dated May 14, 2008 with respect to the financial statements of Atlas Resources, LLC as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, the three month period ended December 31, 2005 and for the year ended September 30, 2005, contained in the Registration Statement to Pre-Effective Amendment No. 2 on Form S-1 and Prospectus for Atlas Resources Public #18-2008 Program. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
October 14, 2008